As filed with the Securities and Exchange Commission on March 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXFORD RESOURCE PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0695453 (I.R.S. Employer Identification No.)

41 South High Street, Suite 3450

Columbus, OH 43215

(Address of principal executive offices, including zip code)

OXFORD RESOURCE PARTNERS, LP AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Daniel M. Maher, Esq.

Senior Vice President,

Chief Legal Officer and Secretary

41 South High Street, Suite 3450

Columbus, OH 43215

(614) 643-0337

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer □	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per unit	offering price	registration fee
Common Units, representing limited partner interests	750,000 units	$1.185(2)	$888,750(2)	$114.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan, as amended. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 750,000 Common Units being registered hereby is based on a price of $1.185, which is the average of the high and low trading prices per Common Unit of Oxford Resource Partners, LP as reported by the New York Stock Exchange on February 27, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Effective December 31, 2013, the holders of a majority of the limited partner units of Oxford Resource Partners, LP (the “Registrant”) approved an amendment to the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (as amended, the “Plan”) to increase the number of Common Units of the Registrant (“Common Units”) for issuance thereunder by 750,000 Common Units, to be effective 20 calendar days after an information statement is sent or given to all of the unitholders of the Registrant pursuant to Section 14(c) of the Securities Exchange Act of 1934. Such amendment increases the total Common Units reserved for issuance under the Plan from 2,056,075 Common Units to 2,806,075 Common Units.

This registration statement (this “Registration Statement”) is being filed to register the additional 750,000 Common Units that may be issued under the Plan. These additional Common Units are additional securities of the same class as other securities for which an original Form S-8 registration statement (File No. 333-168454) was filed on August 2, 2010 with the Securities and Exchange Commission (the “Commission”).

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on April 1, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 15, 2013;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 6, 2013;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on November 5, 2013;

(e) The Registrant’s Current Reports on Form 8-K filed on May 16, 2013, June 19, 2013, June 25, 2013, July 11, 2013, November 19, 2013 and January 17, 2014;

(f) The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34815) filed with the Commission on July 12, 2010, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 7.7 of the Registrant’s Third Amended and Restated Agreement of Limited Partnership, as amended by the First Amendment to Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated June 24, 2013 (as amended, the “Partnership Agreement”), provides that the Registrant will indemnify and hold harmless (1) Oxford Resources GP, LLC (the “Company”), as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any person who is or was an affiliate of the Company or a Departing GP, (4) any person who is or was a director, officer, partner, member, manager, fiduciary or trustee of the Registrant or a subsidiary (other than any person who is or was a limited partner of the Registrant in such person’s capacity as such), the Company, any Departing GP or any of their affiliates, (5) any person who is or was serving at the request of the Company or a Departing GP or any affiliate of the Company or a Departing GP as an officer, director, member, manager, partner, fiduciary, or trustee of another person, provided that a person is not an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (6) any person the Company designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to any limitations expressed in the Partnership Agreement) (each an “Indemnitee”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved. Any indemnification described above will only be made out of the assets of the Registrant. Unless the Company otherwise agrees, in its sole discretion, the Company will not be personally liable for or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions. Section 7.7 of the Partnership Agreement also permits the Registrant to purchase and maintain insurance on behalf of the Company, its affiliates and any other person as the Company may determine in its discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Company also maintains director and officer liability insurance for the benefit of its directors and officers.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-165662) initially filed on March 24, 2010)

4.2

Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 19, 2010)

4.3

First Amendment to Third Amended and Restated Limited Partnership Agreement of Oxford Resource Partners, LP dated June 24, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on June 25, 2013)

5.1*	Opinion of Squire Sanders (US) LLP as to the legality of the securities being registered

10.1#	Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 19, 2010)

10.2#

First Amendment to Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Schedule 14C Information Statement filed on February 4, 2014)

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of John T. Boyd Company

23.3*	Consent of Squire Sanders (US) LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

* Filed herewith

# Compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 3, 2014.

OXFORD RESOURCE PARTNERS, LP By: Oxford Resources GP, LLC, its general partner

By:	/s/ Daniel M. Maher
Daniel M. Maher Senior Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Daniel M. Maher and Bradley W. Harris, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their indicated capacities, which are with the Company, on March 3, 2014.

Signature	Title

/s/ George E. McCown	Chairman of the Board
George E. McCown

/s/ Charles C. Ungurean	Director, President and Chief Executive
Charles C. Ungurean	Officer (principal executive officer)

/s/ Bradley W. Harris	Senior Vice President, Chief Financial
Bradley W. Harris	Officer and Treasurer (principal financial officer)

/s/ Denise M. Maksimoski	Senior Director, Accounting
Denise M. Maksimoski	(principal accounting officer)

/s/ Brian D. Barlow	Director
Brian D. Barlow

/s/ Matthew P. Carbone	Director
Matthew P. Carbone

/s/ Peter B. Lilly	Director
Peter B. Lilly

/s/ Robert J. Messey	Director
Robert J. Messey

/s/ Gerald A. Tywoniuk	Director
Gerald A. Tywoniuk

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-165662) initially filed on March 24, 2010)

4.2

Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 19, 2010)

4.3

First Amendment to Third Amended and Restated Limited Partnership Agreement of Oxford Resource Partners, LP dated June 24, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on June 25, 2013)

5.1*	Opinion of Squire Sanders (US) LLP as to the legality of the securities being registered

10.1#	Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 19, 2010)

10.2#

First Amendment to Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Schedule 14C Information Statement filed on February 4, 2014)

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of John T. Boyd Company

23.3*	Consent of Squire Sanders (US) LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

* Filed herewith

# Compensatory plan, contract or arrangement